Consent of Independent Registered Public Accounting Firm

To Board of Directors

US Airways Group, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-81784) on Form S-8 of US Airways Group, Inc. of our report dated July 9, 2004, relating to the statements of net assets available for plan benefits of the US Airways, Inc. Employee Savings Plan as of December 31, 2003 and 2002, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 2003 annual report on Form 11-K of the US Airways, Inc. Employee Savings Plan ("the Plan").

Our report dated July 9, 2004 contains a paragraph which states that US Airways Group, Inc. and its subsidiaries (the Companies) including US Airways, Inc., the Plan's Sponsor, emerged from bankruptcy protection on March 31, 2003 and has continued to incur losses from operations. The most recently issued independent auditors' reports on the financial statements of the Companies for the year ended December 31, 2003 contain an explanatory paragraph which discusses certain conditions which raise substantial doubt about the ability of the Companies to continue as a going concern.

/s/ KPMG LLP

McLean, VA

July 9, 2004